Exhibit 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT is made as of the 1st day of May 2019 (the "Effective Date")

BETWEEN:

DIRTT ENVIRONMENT AL SOLUTIONS, LTD.

(the "Company")

- and-

JEFF METCALF

(the "Executive")

RECITALS:

A.
The Executive is currently an employee of the Company and the Company wishes to retain the Executive and to promote the Executive to the role of Vice President, Finance and to employ the Executive pursuant to this Executive Employment Agreement.

B.
The Executive wishes to accept the promotion and continue employment with the Company under this Agreement.

C.
The parties agree that their employment relationship will be governed by the terms and conditions of this Agreement, commencing the Effective Date (as hereinafter defined).

NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Agreement and, other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Company and the Executive agree as follows:

1.
Definitions

In this Agreement,

(a)
"Accrued Entitlements" has the meaning set out in Section 9(a)(iv).

(b)
"Affiliate" means any person or entity Controlling, Controlled by, or Under Common Control with the Company. The term "Control," including the correlative terms "Controlling,""Controlled By," and "Under Common Control with" means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any Company or other ownership interest, by contract or otherwise) of a person or entity. For the purposes of the preceding sentence, Control shall be deemed to exist when a person or entity possesses, directly or indirectly, through one or more intermediaries (i) in the case of a Company more than 50% of the outstanding voting securities thereof; (ii) in the case of a limited liability company, partnership or joint venture, the right to more than 50% of the distributions therefrom (including liquidating distributions); or (iii) in the case of any other person or entity, more than 50% of the economic or beneficial interest therein. The term Affiliate includes, without limitation, DIRTT Environmental Solutions Inc.

(c)
"Agreement" means this Executive Employment Agreement, as may be amended or supplemented from time to time as provided for herein, and the expressions "hereof', "herein", "hereto", "hereunder", "hereby" and similar expressions refer to this Agreement and unless otherwise indicated, references to Sections are to sections of this Agreement.

(d). "Board" means the Board of Directors of the Company.

(e)
"Bonus" has the meaning set out in Section 5(c).

(f)
"Business" means the business of designing, manufacturing and installing prefabricated interiors in commercial and residential buildings, and includes, for greater certainty and without limitation: (i) the following products which can be integrated with interior wall solutions: (A) pre-fabricated modular network data cable distribution, (B) pre-fabricated and electrical power cable distribution,

(C) pre-fabricated modular case goods, and (D) pre-fabricated low-profile flooring;

(ii) the development and sale or license to third parties of3D computer aided design software for the design, construction and maintenance of buildings and the design, construction, modification and furnishing of building interiors; and (iii) such other business as the Company or any of its Affiliates becomes engaged in during the Term that is related in a material way to the duties and responsibilities of the Executive, and which the Corporation advises the Executive in writing within Twenty (20) days following the Termination Date is part of the Business.

(g)
"Confidential Information" means all confidential or proprietary information, intellectual property (including trade secrets) and confidential facts relating to the business and affairs of the Company and its Affiliates, whether oral or in writing, or presented visually or electronically, and includes, without limitation, business and technical information, marketing and business plans, strategies, research and development materials and matters, databases, specifications, formulations, tooling, prototypes, sketches, models, drawings, specifications, procurement requirements, engineering information, samples, computer software (source and object codes), forecasts, identity of or details about actual or potential customers or projects, techniques, inventions, discoveries, know-how, and trade secrets. Notwithstanding the foregoing, Confidential Information does not include any information:
(i)
that becomes publicly available through no fault or breach of this Agreement by the Executive; or
(ii)
that the Executive possesses prior to the date on which the Executive first became employed or engaged by the Company or any of its Affiliates.

(h)
"Distribution Partner" means a Person engaged in the sale of products or services produced or distributed by the Company or any of its Affiliates.
(i)
"ESC" means the Employment Standards Code (Alberta) or such other employment standards legislation as may apply, as amended from time to time.

G)
"Good Reason" means:
(i)
a material diminution in Executive's Salary or authority, duties and responsibilities with the Company and any of the Company's other direct or indirect subsidiaries; provided, however, that if the Executive is serving as an officer or member of the board of Directors (or similar governing body) of the Company or any of its Affiliates, in no event shall the removal of the Executive as an officer or board member, regardless of the reason for such removal, constitute Good Reason;
(ii)
a material breach by the Company of any of its obligations under this Agreement; or
(iii)
the relocation of the geographic location of the Executive's principal place of employment by more than fifty (50) miles from the location of the Executive's principal place of employment as of the Effective Date; provided, however, that travel in the course of Executive's employment (including to other locations of the Company or any of its Affiliates in the United States and Canada) shall not be considered to be a Good Reason event under this Section lG)(iii).

Notwithstanding the foregoing provisions of this Section 1G) or any other provision of this Agreement to the contrary, any assertion by the Executive of a termination for Good Reason shall not be effective unless all of the following conditions are satisfied: (A) the condition described in Section lG)(i), (ii) or (iii) giving rise to the Executive's termination of employment must have arisen without the Executive's consent; (B) the Executive must provide written notice to the Board of the existence of such condition(s) within thirty (30) days after the initial occurrence of such condition(s); (C) the condition(s) specified in such notice must remain uncorrected for thirty (30) days following the Board's receipt of such written notice; and (D) the date of the Executive's termination of employment must occur within sixty (60) days after the initial occurrence of the condition(s) specified in such notice.

(k)
"Just Cause" means any gross negligence, willful misconduct or breach of fiduciary duty by the Executive in relation to the performance of the Executive's duties under this Agreement, any material neglect by the Executive of his duties under this Agreement, or any of the following:

(i)
fraud, misappropriation, embezzlement or malfeasance on the part of the Executive with respect to the property, interests or funds of the Company or its Affiliates;
(ii)
any misfeasance or nonfeasance in office which is willfully or grossly negligent on the part of the Executive;
(iii)
the material breach by the Executive of any policy of the Company or its Affiliates or the breach by the Executive of any policy or law relating to non-discrimination, non-retaliation or anti-harassment (including without limitation sexual harassment);
(iv)
the breach by the Executive of his obligations under any noncompetition, non-solicitation, confidentiality or company property covenants under this Agreement;
(v)
the Executive's conviction for an indictable offense or any other crime involving fraud or moral turpitude, or a plea of no contest with regard to any of the same; or
(vi)
any other act or omission by the Executive that would entitle the Company to terminate the Executive's employment for cause under the common law.

(1) "Materials" has the meaning set out in Section 14(a).

(m)
"Person" means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation, with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted.

(n)
"Restricted Period" means twelve (12) months from the Termination Date.

(o)
"Restricted Territory" means: (i) Canada, the United States of America and the countries listed in Schedule "A" hereto; and (ii) any other countries where the Company or any of its Affiliates develop business interests during the Term, and which the Company advises the Executive in writing within twenty (20) days following the Termination Date are part of the Restricted Territory.

(p)
"Salary" has the meaning set out in Section S(a).

(q)
"Severance Period" means twelve (12) months from the Termination Date.

(r)
"Term" has the meaning set out in Section 4.

(s)
"Termination Date" has the meaning set out in Section 8(b).

2.
Employment of the Executive and Position

Commencing on the Effective Date, the Executive shall hold the position of Vice President, Finance and shall report directly to the Chief Financial Officer (CFO). As Vice President, Finance of the Company, the Executive shall perform those duties set forth in any applicable position description adopted and amended by the Company from time to time, and such other duties as the Executive shall reasonably be directed to perform by the Company from time to time in respect of the business and operations of the Company and its Affiliates.

3.
Performance of Duties
(a)
During the Term, the Executive shall devote substantially all of his working time and attention to the performance of his duties on behalf of the Company and its Affiliates, shall faithfully, honestly and diligently serve the Company and its Affiliates and shall use his best efforts and skill to promote the best interests of the Company and its Affiliates at all times. Notwithstanding the foregoing, the Executive may devote a reasonable amount of time during non-business hours to charitable organizations and boards, provided that such participation does not adversely impact the performance of his duties hereunder or breach any of the other terms of this Agreement or any other obligation that the Executive owes the Company or any of its Affiliates.
(b)
In performing his duties under this Agreement, the Executive shall comply with any written policies, procedures or rules established by the Company from time to time, as may be amended by the Company at their discretion.

4.
Employment Period

The Executive shall be employed by the Company hereunder commencing on the Effective Date, and the Executive's employment hereunder will terminate when written notice of such termination is provided by either the Company or the Executive to the other party. The period that the Executive is employed hereunder is referred to as the "Term".

5.
Remuneration
(a)
Base Salary. For the Executive's services under this Agreement, during the Term the Company shall pay the Executive an annualized base salary of $240,000, less required statutory deductions and applicable withholdings (the "Salary").
(b)
Benefits. During the Term, the Executive shall be eligible to participate in the benefit plans made available by the Company to its similarly situated employees from time to time in accordance with, and subject to, the terms and conditions of such plans, as may be amended by the Company at its discretion from time to time. The Company shall not, by reason of this Section 5(b), be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such plan, so long as such changes are similarly applicable to any similarly situated Company employees generally.

(c)
Bonus. During the Term, the Executive will be eligible to participate in the Company's Variable Pay Plan ("VPP"), as amended from time to time and in accordance with and subject to the terms and conditions thereof and as set out herein. The Executive's annual target bonus opportunity shall be equal to 30% of Salary as in effect at the beginning of the applicable calendar year (the "Target Bonus"). The amount of the Executive's payment under the VPP, if any, in respect of a calendar year (the "Bonus") is dependent upon and calculated in reference to the achievement of applicable performance objectives as set out and evaluated by the Board under the VPP, in its sole discretion. The Bonus, if any, will be paid to the Executive in accordance with the terms of the VPP.
(d)
Equity Based Incentive Compensation. The Executive shall be eligible to receive periodic grants of equity-based incentive compensation from the Company, in such amounts and on such terms as may be established by the Company at its sole discretion, subject to the terms and conditions of the applicable plan (as may be amended by the Company from time to time) and the terms and conditions of the applicable award agreements.

6.
Expenses

The Company shall pay or reimburse the Executive for all reasonable travel and other out-of pocket expenses incurred or paid by the Executive in the performance of his duties, upon the presentation of expense statements or other supporting documentation as the Company may reasonably require, in accordance with any expense reimburse policies implemented by the Company from time to time. Any such reimbursement of expenses shall be made by the Company upon or as soon as practicable following receipt of such documentation (but in any event not later than the close of the Executive's taxable year following the taxable year in which the expense is incurred by the Executive). In no event shall any reimbursement be made to the Executive for any expenses incurred after the date of the Executive's termination of employment with the Company.

7.
Vacation

As of the Effective Date, the Executive shall be eligible for vacation with pay of four (4) weeks per complete calendar year (pro-rated for partial calendar years) that the Executive is employed hereunder. Vacation shall accrue and be taken in accordance with Company vacation policies as in effect from time to time. The Executive may carry forward a maximum of ten (10) vacation days from one year to the next, provided that in each vacation year the Executive shall take or be paid out at least the minimum statutory vacation entitlement under the ESC. Any vacation carried over must be used in the first quarter of the following calendar year.

8.
Termination

(a) Notice. The Executive's employment hereunder:

(i) may be terminated by the Company at any time for Just Cause, without prior notice and without further obligation to the Executive, other than as set out in Section 10 of this Agreement;

(ii) will terminate automatically upon the death of the Executive;

(iii) may be terminated by the Company at any time without Just Cause, without prior notice and without further obligation to the Executive, other than as set out in Section 9 of this Agreement;

(iv) may be terminated by the Executive for Good Reason; or

(v) may be terminated by resignation of the Executive without Good Reason upon providing one (1) month's prior written notice to the Company; provided, however, that if the Executive has provided notice to the Company of the Executive's termination of employment without Good Reason, the Company may determine, in its sole discretion, that such termination shall be effective on any date prior to the effective date of termination provided in such notice subject only to any minimum notice requirements in the ESC (and, if such earlier date is so required, then it shall not change the basis for the Executive's termination of employment nor be construed or interpreted as a termination of employment pursuant to Section 8(a)(iii)).

(b) Effective Date of Termination. The effective date on which the Executive's employment hereunder is terminated (the "Termination Date") shall be:

(i)
in the case of termination under Section 8(a)(i) or Section 8(a)(iii), the day specified by the Company in writing;
(ii)
in the case of termination under Section 8(a)(ii), the date of death; or

(iii)
in the case of termination under Section 8(a)(v), the last day of the applicable notice period referred to in Section l(j); or
(iv)
in the case of termination under Section 8(a)(v), the last day of the applicable notice period referred to therein (unless an earlier date is designated by the Company pursuant to Section 8(a)(v)).

(c) Return of Property, etc. On the Termination Date, the Executive shall (A) be deemed to have resigned from all offices and Directorships held by the Executive with the Company and its Affiliates and agrees to execute, immediately upon request, any such written resignations or other documentation as may be customary to give effect thereto, (B) deliver to the Company (and not retain any copies of) all Materials in the Executive's possession or under the Executive's control, and (C) deliver to the Company any keys, access cards, business cards, credit and charge cards, computer, cell phone or other property or device issued or provided to him by or on behalf of the Company or any Affiliate.

9.
Rights on Termination (without Just Cause or for Good Reason)

Upon termination of the Executive's employment by the Company without Just Cause or by the Executive for Good Reason, the following provisions shall apply:

(a)
the Executive shall receive from the Company:

(i)
payment of the Executive's accrued but unpaid Salary up to the Termination

Date;
(ii)
reimbursement of all expenses incurred in accordance with Section 6 up to the Termination Date;
(iii)
provision of all benefits up to the Termination Date in accordance with Section S(b);
(iv)
payment of the Executive's accrued but unused vacation entitlement existing as of the Termination Date (subsections (i) through (iv) are hereinafter referred to as the "Accrued Entitlements");

(v)
subject to Sections 9(a)(viii), (c), (d) and (f), payment of the Bonus earned (if any) for the year in which the termination occurs, pro-rata from the start of that Bonus year to the Termination Date, based on actual performance during the entire Bonus year, as determined by the Company following the Bonus year and payable to the Executive in accordance with Section 5(c) following completion of the Bonus year (the "Accrued Bonus Payment");

(vi)
subject to Sections 9(a)(viii), (c), (d) and (f), the continued payment of Salary during the Severance Period (the "Severance Payment");

(vii)
any equity-based incentive compensation awards held by the Executive shall be dealt with in accordance with the applicable plan terms then in effect; and
(viii)
subject to Section 9(b), (c), (d) and (f), continued eligibility to participate in the benefits provided to the Executive by the Company under Section S(b), not including any short-term disability, long term disability, ad&d, optional life insurance coverages or, in the event any benefits cannot be continued, payment of any amount equal to the Company's cost for such benefits, payable monthly or on a pro-rata basis for any partial months, until the earlier of the conclusion of the statutory notice period or the date the Executive obtains any alternative benefit coverage (the "Benefit Continuation").

(b)
The Accrued Bonus Payment (if any), the Severance Payment and the Benefit Continuation are subject to and conditioned upon the Executive: (A) executing, on or before the Release Expiration Date (as defined below), a release of all claims in a form acceptable to the Company (the "Release"), which Release shall release the

Company and each of its Affiliates, and the foregoing entities' respective shareholders, members, partners, officers, managers, Directors, fiduciaries, employees, representatives, agents and benefit plans (and fiduciaries of such plans) from any and all claims, including any and all causes of action arising out of the Executive's employment and engagement with the Company and any of its Affiliates or the termination of such employment and engagement, but excluding those payments and benefits agreed to be made or provided by the Company under Section 9(a)(v), (vi), (vii) and (viii); and (B) abiding by the terms of each of Sections 11, 12, 13, 14 and 15.

(c)
The Severance Payment will be divided into a number of substantially equal installments equal to the number of months during the applicable Severance Period, subject only to the requirements of the ESC regarding the payment of minimum statutory termination pay.
(d)
If the Release is not executed and returned to the Company on or before the Release Expiration Date, then the Executive shall not be entitled to any portion of the Accrued Bonus Payment (if any), the Severance Payment or the Benefit Continuation, subject only to the minimum requirements of the ESC regarding termination notice or pay in lieu of notice. As used herein, the "Release Expiration Date" is that date that is twenty-one (21) days following the date upon which the Company delivers the Release to the Executive (which shall occur no later than seven (7) days after the Termination Date).
(e)
The payments and benefits referred to in Section 9 are not subject to mitigation and will not be reduced by any amounts received by the Executive in mitigation during the Severance Period.
(f)
Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that the Executive is eligible to receive the Accrued Bonus Payment (if any), the Severance Payment or the Benefit Continuation pursuant to this Section 9 but, after such determination, the Company subsequently acquires evidence or determines that: (i) the Executive has failed to abide by the terms of Sections 11, 12, 13, 14 or 15; (ii) a Cause condition existed prior to the Termination Date that, had the Company been fully aware of such condition, would have given the Company the right to terminate the Executive's employment pursuant to Section 8(a)(i); or (iii) the Executive has failed to advise the Company that the Executive has obtained alternative benefit coverage, then the Company shall have the right to cease the payment of the Accrued Bonus Payment (if any), any future installments of the Severance Payment and the Benefit Continuation and the Executive shall promptly return to the Company: (A) in the case of Section 9(f)(i) or (ii) the full Accrued Bonus Payment (if any), all installments of the Severance Payment and the full value of the Benefit Continuation received by the Executive; or (B) in the case of Section 9(f)(iii), the full value of the Benefit Continuation received by the Executive.

10.
Rights on Termination for Just Cause or Resignation without Good Reason

Upon resignation by the Executive other than for Good Reason or termination by the Company for Just Cause, the Executive shall be entitled only to the Accrued Entitlements.

11.
Non-Competition

The Executive shall not, during the Term and for the Restricted Period (regardless of the reason for termination of the Executive's employment or the party causing it), within the Restricted Territory, be engaged or participate, either directly or indirectly in any manner including, without limitation, as an officer, Director, shareholder, owner, partner, member, joint venturer, employee, independent contractor, consultai1t, advisor or sales representative, in any business or enterprise that competes with or is intending to compete with the Business of the Company or any of its Affiliates. Notwithstanding the foregoing, the Executive shall be permitted to own (as a passive investment) not more than two percent (2%) of the issued shares of a Company (including unexercised options or similar rights to acquire shares at a later date), the shares of which are listed on a recognized stock exchange or traded in the over the counter market, which carries on a business which is the same as or substantially similar to or which competes with or reasonably would compete with the Business.

12.
Non-Solicitation and No Hire

The Executive shall not, during the Term and for the Restricted Period (regardless of the reason for termination of the Executive's employment or the party causing it):

(a)
solicit, entice or attempt to solicit or entice, either directly or indirectly, any customer or prospective customer of the Company or any of its Affiliates as at the Termination Date, or at any time during the twelve (12) months prior to the Termination Date, to become a customer of any business or enterprise that competes with the Company or any of its Affiliates for any Business, or to limit or cease doing any Business with the Company or its Affiliate; or

(b)
solicit or entice, or attempt to solicit or entice, or hire, either directly or indirectly, any employee or Distribution Partner of the Company or an Affiliate as at the Termination Date, or during the twelve (12) months prior to the Termination Date, to become employed or engaged by any business or enterprise that competes with the Company or any of its Affiliate for any Business, or solicit or entice such employee or Distribution Partner to limit or cease their employment or engagement with the Company or any of its Affiliate.
13.
Confidentiality

In the course of the Executive's employment hereunder, the Company will provide the Executive with (and the Executive will have access to) Confidential Information. The Executive shall not, either during the Term or at any time thereafter, directly or indirectly, use or disclose to any Person any Confidential Information, provided, however, that nothing in this section shall preclude the Executive from disclosing or using Confidential Information if:

(a)
the Confidential Information is disclosed in the course of performing the Executive's duties on behalf of the Company or any of its Affiliates;
(b)
the Confidential Information is available to the public or in the public domain at the time of such disclosure or use, without breach of this Agreement;
(c)
the Confidential Information was in the possession of or known to the Executive, without any obligation to keep it confidential, before it was disclosed to the Executive by the Company or any of its Affiliates; or
(d)
disclosure of the Confidential Information is required to be made by any law, regulation, governmental body or authority, or by court order.

Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict the Executive from lawfully (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to the Executive from any such governmental authority; (iii) testifying, participating or otherwise assisting in any action or proceeding by any such governmental authority relating to a possible violation of law, or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law.

14.
Proprietary and Moral Rights

(a)
Proprietary Rights. The Executive recognizes the Company's and its Affiliates' proprietary rights in the tangible and intangible property of the Company and its Affiliates and acknowledges that the Executive has not obtained or acquired and shall not obtain or acquire any right, title or interest, in any of the property of the Company or its Affiliates or any of their respective predecessors, successors, affiliates or related companies. Accordingly, any writing, communications, manuals, documents, instruments, contracts, agreements, files, literature, data, information, formulas, products, devices, apparatuses, trademarks, trade names, trade styles, service marks, logos, and any other intellectual property created, developed, made or conceived by the Executive either alone or in conjunction with others: (i) in connection with the Executive's duties or responsibilities under this Agreement; and/or (ii) resulting from the use of any information, equipment, materials or premises owned, leased, or contracted for by the Company or any of its Affiliates (collectively, the "Materials") shall be the sole and exclusive property of the Company and its Affiliates (as applicable).

(b)
Waiver of Moral Rights. The Executive irrevocably waives, to the greatest extent permitted by law, all of the Executive's moral rights whatsoever in the Materials, including any right to the integrity of any Materials, any right to be associated with any Materials, and any right to restrict or prevent the modification or use, of any Materials in any way whatsoever. To the extent applicable, the Executive irrevocably transfers to the Company all rights to restrict any violations of moral rights in any of the Materials, including any distortion, mutilation or other modification.

(c)
Assignment of Rights. To the extent that the Executive may own or otherwise acquire any right, title or interest in and to any Materials (including any intellectual property rights in the Materials) during the term of this Agreement and thereafter, the Executive agrees to assign, and hereby irrevocably assigns, all such right, title and interest automatically to the Company, including any renewals, extensions or reversions relating thereto and any right to bring an action or to collect compensation for past infringements, automatically upon the creation, development, making, or conception of same. At the expense and request of the Company, the Executive shall, both during and after the Executive's employment with the Company, promptly execute all documents and do all other acts necessary in order to enable the Company to perfect its rights in any such assignment of Executive's rights in the Materials.

(d)
Registrations. The Company will have the exclusive right to obtain copyright registrations, letters patent, industrial design registrations, trade-mark registrations or any other protection in respect of the Materials and the intellectual property rights relating to the Materials anywhere in the world. At the expense and request of the Company, the Executive shall, both during and after the Executive's employment with the Company, promptly execute all documents and do all other acts necessary in order to enable the Company to protect its rights in any of the Materials and the intellectual property rights relating to the Materials.

15.
Fiduciary and other Obligations

The Executive acknowledges that the obligations contained in Sections 11, 12, 13 and 14 of this Agreement are in addition to any statutory, fiduciary and other common law obligations that the Executive also owes to the Company and its Affiliates, during and after the Term. For greater certainty, nothing contained in this Agreement is a waiver, release or reduction of any statutory, fiduciary or common law obligations owed by the Executive to the Company and its Affiliates.

16.
Indemnification

If the Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a "Proceeding"), other than any Proceeding initiated by the Executive or the Company or any of its Affiliates related to any contest or dispute between the Executive and the Company or any of its Affiliates with respect to this Agreement or the Executive's employment or service hereunder, the Executive shall be indemnified and held harmless by the Company to the maximum extent permitted under the Company's governing documents from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys' fees); provided, however, that the Executive shall not be indemnified and held harmless pursuant to this Agreement if there has been a final and non-appealable judgment entered by an arbitrator or court of competent jurisdiction determining that, in respect of the matter for which the Executive is seeking indemnification pursuant to this Agreement, the Executive acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Executive's conduct was unlawful, or if the Executive would otherwise not be entitled to indemnification pursuant to any applicable governing document of the Company.

17.
Notices

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given by hand delivery or express overnight courier service or internationally recognized second-day courier service or email as hereinafter provided. Notice of change of address shall also be governed by this section. Notices shall be deemed to have been duly received

(a) when delivered in person if given by hand delivery, (b) when sent by email transmission on a business day to the email address set forth below, if applicable; provided, however, that if a notice is sent by email transmission after normal business hours of the recipient or on a non-business day, then it shall be deemed to have been received on the next business day after it is sent, (c) on the first business day after such notice is sent by express overnight courier service, or (d) on the second business bay following deposit with an internationally-recognized second-day courier service with proof of receipt maintained. Notices and other communications shall be addressed as follows:

(a)
if to the Executive: JEFF METCALF

(b)
if to the Company:

DIRTT Environmental Solutions 7303 30th Street, SE

Calgary AB T2C 1N6 Attention: General Counsel

18.
Headings

The inclusion of headings in this Agreement is for convenience of reference only and shall not affect the construction or interpretation hereof.

19.
Applicable Deductions and Withholdings

The payments and benefits set forth in this Agreement are subject to all applicable statutory deductions and withholdings including, without limitation: (a) all federal, provincial, local and other taxes as may be required pursuant to any law or governmental regulation or ruling and (b) any deductions consented to in writing by the Executive.

20.
Reasonableness and Enforceability of Restrictions

(a)
The Company shall provide the Executive access to Confidential Information for use only during the Term, and the Executive acknowledges and agrees that the Company and its Affiliates will be entrusting the Executive, in the Executive's unique and special capacity, with developing the goodwill of the Company and its Affiliates, and as an express incentive for the Company to enter into this Agreement and employ the Executive hereunder, the Executive has voluntarily agreed to the covenants set forth in Section 11 and Section 12.
(b)
The Executive acknowledges and agrees that all of the restrictions contained in Sections 11, 12, 13 and 14 of this Agreement (including without limitation the definition of Business, the definition of Restricted Territory (which fairly reflects the geographic scope of the Business activities carried on by the Company and its Affiliates) and the length of the Restricted Period) are reasonable in all respects and necessary to protect the Confidential Information and other legitimate interests of the Company and its Affiliates, and will not unduly restrict the Executive's ability to secure alternative employment following the termination of the Executive's employment for any reason. If any covenant or provision (or part thereof) of this Agreement is determined by a court of competent jurisdiction to be void or unenforceable in whole or in part, for any reason, it shall be interpreted to provide the broadest possible restriction permitted by law and will be deemed not to affect or impair the validity of any other covenant or provision of this Agreement, which shall remain in full force and effect.

(c)
The Executive acknowledges and agrees the Company and the Affiliate will suffer irreparable harm in the event that the Executive breaches any of its obligations under Sections 11, 12, 13, 14 or 15 of this Agreement, and that monetary damages would be impossible to quantify and inadequate to compensate the Company and its Affiliates for such a breach. Accordingly, the Executive agrees that in the event of any breach or a threatened breach by the Executive of any of the provisions of this Agreement, the Company and each of its Affiliates shall be entitled to seek, in addition to any other rights, remedies or damages available to the Company at law or in equity, an interim and permanent injunction, in order to prevent or restrain any such breach or threatened breach by the Executive, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security.
(d)
The restrictions and obligations of the Executive under Sections 11, 12, 13, 14 or 15 of this Agreement shall survive the termination of this Agreement for any reason.

21.
Third-Party Beneficiaries

Each other Affiliate of the Company that is not a signatory to this Agreement shall be a third-party beneficiary of the Executive's representations, covenants, and obligations under Sections 11, 12,

13, 14 and 15 and shall be entitled to enforce such representations, covenants, and obligations as if a party hereto.

22.
Entire Agreement, Amendment, No Waiver

This Agreement constitutes the entire agreement between the parties hereto and between the Executive and any other Affiliate of the Company regarding the subject matter hereof, and shall supersede and replace any and all prior agreements, undertakings, representations or negotiations. There are no warranties, representations or agreements between the parties except as specifically set forth or referred to in this Agreement. Except as expressly provided in this Agreement, no amendment or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall the waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

23.
Assignment

Neither the Executive nor the Company may assign its rights hereunder without the consent of the other party; provided, however, that the Company may assign its rights hereunder without the Executive's consent to any Affiliate of the Company or to a successor Company which acquires (whether directly or indirectly, by purchase, amalgamation, arrangement, merger, consolidation, dissolution or otherwise) all or substantially all of the business and/or assets of the Company and expressly assumes and agrees to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

24.
Currency

All amounts in this Agreement are in Canadian currency unless otherwise specified.

25.
Governing Law; Submission to Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of the Province of Albe1ia and the laws of Canada applicable therein. The Corporation and the Executive irrevocably submit to the executive jurisdiction of the courts of Alberta in respect of all matters relating to this Agreement, with the exception of any obligations of the Executive under Sections 11, 12, 13, 14 or 15 of this Agreement, which the Corporation may enforce in the courts of another jurisdiction where warranted in the opinion of the Corporation.

26.
Severability

If court of competent jurisdiction determines that any provision of this Agreement (or portion thereof) is invalid or unenforceable, then the invalidity or unenforceability of that provision (or portion thereof) shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

27.
Waiver or Breach

Any waiver of this Agreement must be executed by the party to be bound by such waiver. No waiver by either party hereto of a breach of any provision of this Agreement by the other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of either party hereto to take any action by reason of any breach will not deprive such party of the right to take action at any time.

28.
Clawback

Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement (or any policy adopted by the Company, whether in existence as of the Effective Date or later adopted, pursuant to any such law, government regulation or stock exchange listing requirement), subject only to any minimum statutory requirements of the ESC.

29.
Counterparts

This Agreement may be signed in counterparts and by facsimile or .pdf electronic mail transmission and each of such counterparts shall constitute an original document and such counterparts, taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties acknowledge and agree that they have read and understand the terms of this Agreement, and that they have had an opportunity to seek independent legal advice prior to entering into this Agreement and have executed this Agreement as of the Effective Date.

DIRTT ENVIRONMENTAL SOLUTIONS LTD

By: /s/ Geoff Krause

Geoffrey D. Krause

Chief Financial Officer

By: /s/ Jeff Metcalf

Jeff Metcalf

SCHEDULE "A"

List of additional countries in the Restricted Territory as of the Effective Date of this Agreement:

•
Saudi Arabia

•
United Arab Emirates

•
Yemen

•
Qatar

•
Kuwait

•
Oman

•
Jordan

•
Lebanon

•
Syria

•
Iraq

•
Egypt

•
Libya

•
Sudan

•
Territory generally known as Kurdistan